Exhibit 99.2

September 6, 2018

QVC, Inc. Prices $225 Million of New Senior Secured Notes

WEST CHESTER, Pa.--QVC, Inc. (“QVC”) announced today the pricing of $225 million principal amount of new 6.375% Senior Secured Notes due 2067 (the “Notes”). QVC also granted the underwriters of this offering an option to acquire up to an additional $33.75 million principal amount of the Notes to cover any over-allotments. The Notes will be secured by a first-priority lien on the capital stock of QVC, which is the same collateral that secures QVC's existing secured indebtedness and certain future indebtedness. The net proceeds from the offering will be used to partially repay existing indebtedness under QVC’s senior secured credit facility and for general corporate purposes. The offering is expected to close on or about September 13, 2018, subject to customary closing conditions. QVC is a wholly-owned subsidiary of Qurate Retail, Inc. (formerly Liberty Interactive Corporation) (Nasdaq: QRTEA and QRTEB).

QVC intends to apply to list the Notes on the New York Stock Exchange. If the application is approved, QVC expects trading in the Notes to begin within 30 days after the Notes are first issued.
Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, Wells Fargo Securities, LLC, RBC Capital Markets, LLC and UBS Securities LLC are the joint book-running managers for this offering.

QVC is offering the Notes pursuant to its existing shelf registration statement that has been filed with the Securities and Exchange Commission (“SEC”). QVC intends to file with the SEC a definitive prospectus supplement and accompanying prospectus describing the terms of this offering. When available, copies of the definitive prospectus supplement and accompanying prospectus for this offering may be obtained by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, Morgan Stanley & Co. LLC at 1-800-584-6837, Wells Fargo Securities, LLC at 1-800-645-3751, RBC Capital Markets, LLC at 1-866-375-6829 and UBS Securities LLC at 1-888-827-7275.

This press release is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy the offered Notes, nor shall there be any sales of Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements about the intended offering of Notes, the intended listing and trading of the Notes and the use of proceeds from the offering. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, the acceptance of the Notes for listing and general market conditions. These forward-looking statements speak only as of the date of this press release, and QVC expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of QVC, including the most recent Forms 10-K and 10-Q, for additional information about QVC and about the risks and uncertainties related to the business of QVC which may affect the statements made in this press release.

Contacts
QVC, Inc.
Courtnee Chun
720-875-5420
or
QVC Media Relations
484-701-1647